UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 19, 2021

PPG INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-1687	25-0730780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One PPG Place, Pittsburgh, Pennsylvania, 15272
(Address of Principal Executive Offices, and Zip Code)
(412) 434-3131
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
    ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.66 2/3	PPG	New York Stock Exchange
0.875% Notes due 2022	PPG 22	New York Stock Exchange
0.875% Notes due 2025	PPG 25	New York Stock Exchange
1.400% Notes due 2027	PPG 27	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On February 19, 2021 (the “Effective Date”), PPG Industries, Inc. (the “Company”) entered into a $2,000,000,000 Term Loan Credit Agreement (the “Credit Agreement”) among the Company, the lenders parties thereto, BNP Paribas, as administrative agent, PNC Bank, National Association as syndication agent and BNP Paribas Securities Corp. and PNC Capital Markets LLC as co-lead arrangers and co-bookrunners.
The Credit Agreement provides the Company with the ability to borrow up to an aggregate principal amount of $2,000,000,000 on an unsecured basis. On the Closing Date (as defined below), the Company may borrow term loans (the “Initial Term Loans”) under the Credit Agreement to finance cash consideration for the Company’s pending acquisition of up to all of the equity interests of Tikkurila Oyj, a public limited liability company organized under the laws of Finland, pursuant to a cash tender offer (the “Acquisition”) and to pay fees, costs and expenses related thereto. Following the Closing Date and from time to time prior to December 31, 2021, the Company may make up to eleven additional borrowings of term loans under the Credit Agreement, which may be used for working capital and general corporate purposes. The date on which the Initial Term Loans are borrowed and the Acquisition is consummated is the “Closing Date.”
The availability of term loans under the Credit Agreement is subject to the satisfaction (or waiver) of certain conditions set forth therein, including, without limitation, that the Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding of the Initial Term Loans on the Closing Date.
Borrowings under the Credit Agreement may be made in U.S. Dollars or in Euros at the Company’s option. The Credit Agreement provides that term loans denominated in U.S. Dollars will bear interest at rates based, at the Company’s option, on either (a) a eurocurrency rate plus a margin based on the Company’s public debt rating, with maximum and minimum margins ranging from 0.750% to 1.250% per annum, or (b) a base rate plus a margin based on the Company’s public debt rating, with maximum and minimum margins ranging from 0.000% to 0.250% per annum. For loans denominated in Euros, loans will bear interest at rates based on the Eurocurrency Rate plus a margin based on the Company’s public debt rating, with maximum and minimum margins ranging from 0.750% to 1.250% per annum. Additionally, the Credit Agreement contains a ticking fee on the daily maximum unused term loan commitments, ranging from 0.060% to 0.125% per annum depending on the Company’s public debt rating. The Credit Agreement terminates and all amounts outstanding are payable on the third anniversary of the Closing Date.
The Credit Agreement contains usual and customary restrictive covenants for facilities of its type, which include, with specified exceptions, limitations on the Company’s ability to create liens or other encumbrances, to enter into sale and leaseback transactions and to enter into consolidations, mergers or transfers of all or substantially all of its assets. The Credit Agreement also requires the Company to maintain a ratio of Total Indebtedness to Total Capitalization, as defined in the Credit Agreement, of 60% or less (the “Financial Covenant”); provided, that for any fiscal quarter in which the Company has made an acquisition for consideration in excess of $1 billion and for the next five fiscal quarters thereafter, the ratio of Total Indebtedness to Total Capitalization may not exceed 65% at any time.
The Credit Agreement contains, among other things, customary events of default that would permit the lenders to accelerate the loans, including the failure to make timely payments when due under the Credit Agreement or other material indebtedness, the failure to satisfy covenants contained in the Credit Agreement, a change in control of the Company and specified events of bankruptcy and insolvency.

The covenants, including the Financial Covenant, and the events of default under the Credit Agreement will not become operative until immediately after the funding of the Initial Term Loans on the Closing Date.
The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by the terms and provisions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the terms of the Credit Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Term Loan Credit Agreement among PPG Industries, Inc., the lenders parties thereto, BNP Paribas, as administrative agent, PNC Bank, National Association as syndication agent and BNP Paribas Securities Corp. and PNC Capital Markets LLC as co-lead arrangers and co-bookrunners.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: February 23, 2021	By:	/s/ Vincent J. Morales
Vincent J. Morales
Senior Vice President and Chief Financial Officer